Exhibit 99.6

WOLVERINE TUBE, INC.

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depository or other nominee of rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of Wolverine Tube, Inc. (“Wolverine”) pursuant to the rights offering (the “Rights Offering”) described in the Wolverine prospectus dated [            ], 2007, hereby certifies to Wolverine and to American Stock Transfer & Trust Company, as subscription agent for such Rights Offering, that the undersigned has:

1.	elected to purchase, on behalf of beneficial owners (which may include the undersigned), the number of shares of Common Stock specified below upon exercise of Rights;

2.	listed separately below for each beneficial owner (without identifying the beneficial owner) the number of shares of Common Stock each beneficial owner has elected to purchase; and

3.	checked the box in the column titled “Check Box if Rights Granted Directly by Wolverine” below if the shares of Common Stock the beneficial owner has elected to purchase are being purchased pursuant to Rights granted to such beneficial owner directly by Wolverine and not pursuant to Rights purchased or otherwise acquired from someone else.

	Number of Shares of Common Stock Owned on the Record Date	Number of Shares of Common Stock Elected to Purchase upon Exercise of Rights	Check Box If Rights Granted Directly by Wolverine

1.			☐

2.			☐

3.			☐

4.			☐

5.			☐

6.			☐

7.			☐

8.			☐

9.			☐

Name of bank, broker, trustee, depository or other nominee:

Authorized signature:

Type or print name and title:

Date:

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Name:

DTC Participant Number:

DTC subscription confirmation number(s):